Exhibit 10.2

SECOND AMENDING AGREEMENT

This Amending Agreement is made with effect and as of the 27th day of March, 2024 between PATRICIA TROMPETER (the "Executive") and SPHERE 3D CORP. (the "Company").

WHEREAS:

A. The Executive and the Company entered into a New Employment Agreement dated January 15, 2024 (the "Original Employment Agreement"), as amended by an Amending Agreement dated March 18, 2024 (the "First Amending Agreement", together with the Original Employment Agreement, the "Employment Agreement").

B. The parties wish to amend the Employment Agreement as hereinafter provided.

C. Unless otherwise defined herein or the context otherwise requires, capitalized words and expressions used in this Amending Agreement shall have the meanings attributed to them in the Employment Agreement.

NOW THEREFORE in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto hereby agree as follows:

1. The paragraph containing the definition of "Change of Control" in Section 7 is amended as follows: [Note: additions are reflected in bold and underline below]

"For purposes of this Agreement, a "Change of Control" shall mean the occurrence after the date hereof of any of (a) acquisition by an individual or legal entity or "group" (as described in Rule 13d- 5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Employer, by contract or otherwise) of in excess of 50% of the voting securities of Employer (calculated on an as-converted basis, regardless of any restrictions on conversion), (b) Employer merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with Employer and, after giving effect to such transaction, the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of Employer (calculated on an as-converted basis, regardless of any restrictions on conversion) or the successor entity of such transaction, (c) Employer sells or transfers all or substantially all of its assets to another person or entity and the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction (calculated on an as-converted basis, regardless of any restrictions on conversion), or (d) the execution by Employer of an agreement to which Employer is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above. "

2. In all other respects, the parties hereto confirm the terms and conditions contained in the Employment Agreement shall remain the same.

3. This Amending Agreement shall be interpreted in accordance with the laws of the State of New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.

4. This Amending Agreement may be executed in one or more counterparts by original or facsimile signature.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as of the day and year first above written.

/s/ Patricia Trompeter
Witness	Patricia Trompeter

SPHERE 3D CORP.

	Per:	/s/ Susan Harnett
Susan Harnett, Director
Chairperson of the Compensation Committee